Exhibit 99.1

Ventas, Inc.	111 South Wacker Drive, Suite 4800	Chicago, Illinois 60606	(877) 4-VENTAS	www.ventasreit.com

Contact:	David J. Smith
(877) 4-VENTAS
VENTAS REPORTS 2009 NORMALIZED FFO OF $2.68 PER DILUTED SHARE
Fourth Quarter Normalized FFO Increases 1.5 Percent to $0.67 Per Diluted Share
Ventas Issues 2010 Normalized FFO Guidance of $2.69 to $2.75 Per Diluted Share
First Quarter Dividend Increases to $0.535 Per Share

CHICAGO, IL (February 18, 2010) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that normalized Funds From Operations (“FFO”) for the year ended December 31, 2009 increased 7.8 percent to $409.0 million, from $379.5 million for the comparable 2008 period. Normalized FFO per diluted common share was $2.68 for the year ended December 31, 2009, compared to $2.71 for the comparable 2008 period. Weighted average diluted shares outstanding totaled 152.8 million for 2009, a 9.2 percent increase from 139.9 million in the comparable 2008 period.
“2009 was a remarkable year for Ventas.  Our cash flows from operations grew over ten percent because our high-quality, diversified healthcare and seniors housing assets demonstrated strength and reliability despite a challenging economic environment,” Ventas Chairman, President and Chief Executive Officer Debra A. Cafaro said. “And we are very pleased to announce that we culminated the decade as the best performing publicly-traded REIT, with a compound annual total shareholder return exceeding 35 percent.
“During the year, we successfully accessed multiple capital markets to improve our liquidity and reduce our leverage, while we remained focused on building shareholder value,” she added.  “As 2010 begins, Ventas enjoys a great balance sheet and a hard-working team committed to delivering value to our stakeholders. We are well positioned to execute our strategic growth and diversification plan as we begin a new year and a new decade.”
Normalized FFO for the year ended December 31, 2009 excludes the net expense (totaling $15.6 million, or $0.10 per diluted share) from merger-related expenses and deal costs, including fees and expenses incurred to obtain the Company’s favorable $101.6 million jury verdict against HCP, Inc. (“HCP”), and loss on extinguishment of debt, offset by income tax benefit. Normalized FFO for the year ended December 31, 2008 excluded the net benefit (totaling $32.9 million, or $0.24 per diluted share) from income taxes and the previously recorded contingent liability reversal and gain on extinguishment of debt, offset by the valuation allowance on real estate mortgage loans receivable and merger-related expenses and deal costs.
Fourth quarter 2009 normalized FFO increased 11.5 percent to $104.8 million, from $94.0 million in the 2008 fourth quarter. Normalized FFO per diluted common share in the fourth quarter of 2009 increased 1.5 percent to $0.67, from $0.66 a year earlier. Fourth quarter 2009 normalized FFO per diluted common share versus the comparable period in 2008 benefited from rental increases from the Company’s triple-net lease portfolio; higher Net Operating Income after management fees (“NOI”) at the Company’s senior living and medical office building (“MOB”) operating portfolios; lower interest expense; and lower general, administrative and professional fees, offset by higher weighted average diluted shares outstanding.

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Ventas Reports Fourth Quarter Results
February 18, 2010

Normalized FFO for the quarter ended December 31, 2009 excludes the net expense (totaling $0.8 million) from merger-related expenses and deal costs, including those incurred to obtain the Company’s favorable verdict in its lawsuit against HCP, offset by income tax benefit. Normalized FFO for the quarter ended December 31, 2008 excluded the net benefit (totaling $3.6 million, or $0.03 per diluted share) from income taxes and gain on extinguishment of debt, offset by merger-related expenses and deal costs.
FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the fourth quarter of 2009 increased 6.6 percent to $104.0 million, from $97.6 million in the prior year due to the factors stated above. Fourth quarter 2009 NAREIT FFO per diluted common share decreased 2.9 percent to $0.66, from $0.68 a year earlier due to higher weighted average diluted shares outstanding in 2009.
NAREIT FFO for the year ended December 31, 2009 decreased 4.6 percent to $393.4 million, or $2.58 per diluted common share, from $412.4 million, or $2.95 per diluted common share, for the comparable 2008 period. This decrease is principally due to the previously recorded contingent liability reversal and higher weighted average diluted shares outstanding in 2009.
FIRST QUARTER DIVIDEND INCREASES TO $0.535 PER COMMON SHARE
Ventas also said today that its Board of Directors increased the Company’s first quarter 2010 dividend by 4.4 percent to $0.535 per share. The first quarter dividend is payable in cash on March 31, 2010 to stockholders of record on March 12, 2010.
“We are especially pleased that we can increase our dividend and share our strong and growing cash flows with our shareholders,” Cafaro stated. “This decision demonstrates our confidence in the Company’s financial strength and prospects.”
SUNRISE PORTFOLIO
2009 Total Portfolio NOI of $131 Million
The Company’s operating portfolio contains 79 seniors housing communities in North America that are managed by Sunrise Senior Living, Inc. (NYSE: SRZ) (“Sunrise”). Ventas owns 100 percent of 19 of these communities and has an ownership share of between 75 percent and 85 percent in the remaining 60 communities through joint ventures, in which Sunrise owns the noncontrolling interest.
NOI for these 79 communities was $33.3 million for the quarter ended December 31, 2009, compared to $32.2 million for the comparable 2008 period. Total 2009 NOI for the portfolio was $131.0 million, compared to $138.8 for the comparable 2008 period. The comparable 2008 period included approximately $4 million in expense credits that benefited 2008 NOI.
“Our portfolio of mansion-style, need-driven seniors housing managed by Sunrise continued to gain traction in the fourth quarter, with occupancy increasing to 88.8 percent in the 78 stabilized communities,” Ventas Executive Vice President and Chief Investment Officer Raymond J. Lewis said. “We expect 2010 NOI from our portfolio to grow due to the excellent locations and desirable appearance of our communities, an improving economy and Sunrise management’s renewed focus on operations.”
Same-Store Stabilized Community Occupancy Improves Sequentially
For the 78 communities that were stabilized in the 2009 third and fourth quarters, average occupancy increased to 88.8 percent in the fourth quarter, versus 88.1 percent in the third quarter. NOI for these 78 communities was $32.7 million in the fourth quarter of 2009, compared to $33.0 million in the third quarter of 2009. Average daily rate was slightly positive in these communities on a sequential basis, rising 0.5 percent, and expenses increased during the fourth quarter, as repair and maintenance allocations were spent, and increased occupancy resulted in higher salaries, wages and benefits and management fee expenses.

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Ventas Reports Fourth Quarter Results
February 18, 2010

For the 77 Sunrise communities that were stabilized in the fourth quarters of both 2009 and 2008, total community NOI increased 3.1 percent to $32.3 million in the fourth quarter of 2009, versus $31.3 million for the comparable 2008 period. Average daily rate rose 3.6 percent, while expenses increased 0.7 percent. Average occupancy decreased 190 basis points year-over-year, from 90.7 percent to 88.8 percent.
GAAP NET INCOME
Net income attributable to common stockholders for the quarter ended December 31, 2009 was $54.1 million, or $0.35 per diluted common share, after discontinued operations of $0.3 million, compared with net income attributable to common stockholders for the quarter ended December 31, 2008 of $57.5 million, or $0.40 per diluted common share, after discontinued operations of $14.6 million.
Net income attributable to common stockholders for the year ended December 31, 2009 was $266.5 million, or $1.74 per diluted common share, after discontinued operations of $71.7 million, compared with net income attributable to common stockholders for the year ended December 31, 2008 of $222.6 million, or $1.59 per diluted common share, after discontinued operations of $47.2 million.
FOURTH QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS
Portfolio, Performance and Balance Sheet Highlights
2009 Recap
•
Ventas was named the top performing publicly-listed financial company (including banks, insurance companies and REITs) of the decade and ended 2009 with a compound annual total shareholder return (“TSR”) exceeding 35 percent during that period.

•	At year end, Ventas was the eighth largest REIT, with an equity market capitalization of $6.9 billion.
•	For 2009, the Company delivered a 38.9 percent TSR, compared to 28.6 percent in the MSCI US REIT Index.
•	Ventas was included in the S&P 500 Index, widely regarded as the best single gauge of the large cap U.S. equities market. It includes 500 leading companies in major U.S. industries.
•	Ventas extended and amended its unsecured revolving credit facilities (the “Revolving Credit Facilities”) from 2010 until 2012, and total capacity increased to $1 billion.
•	Ventas issued unsecured senior notes due June 1, 2016, receiving total proceeds of $168.5 million before the underwriting discount and expenses.
•	Ventas purchased or repaid $411.5 million aggregate principal amount of its outstanding senior notes due 2009, 2010, 2012, 2014 and 2015.
•	Fitch Ratings upgraded the Company’s unsecured debt rating to BBB from BBB-, with a stable outlook.

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Ventas Reports Fourth Quarter Results
February 18, 2010

•	Ventas mortgage debt obligations decreased by $148.7 million.
•	Ventas raised $172.6 million in first mortgage financing with a weighted average interest rate of 6.3 percent.
•	Ventas sold 14 healthcare and seniors housing assets for $153.0 million and realized a gain of $67.3 million.
•
Ventas purchased and opened six MOBs valued at $77.7 million, which increased the Company’s MOB portfolio to over 1.7 million square feet. The Company also made additional equity and debt investments in healthcare or seniors housing assets totaling $21.5 million.

•	Ventas raised $312.2 million through the issuance and sale of 13.1 million shares of its common stock.
•	Cash flows from operations totaled $422.1 million, an increase of 11.1 percent over 2008.
•
Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) extended, from the renewal date of April 30, 2010 through April 30, 2015, the term for 108 assets that it leases from Ventas. Annual cash rent on these assets is approximately $126 million.

•	Ventas received a favorable jury verdict of $101.6 million in its litigation against HCP due to HCP’s interference with Ventas’s 2007 acquisition of Sunrise Senior Living REIT.
Liquidity, Balance Sheet & Credit Ratings
•
In February 2010, Moody’s Investors Service upgraded Ventas’s unsecured debt rating to Baa3 from Ba1, with a stable outlook. Ventas’s unsecured debt is currently rated BBB (stable) by Fitch, BBB- (stable) by Standard & Poor’s and Baa3 (stable) by Moody’s.

•
Since October 2009, the Company has received $210 million of additional lending commitments for the 2012 maturity of its Revolving Credit Facilities.  As a result, the Company’s Revolving Credit Facilities now total $1.0 billion. The first portion of the Revolving Credit Facilities, maturing April 26, 2012, includes $800 million of borrowing capacity and is priced at LIBOR plus 280 basis points. The second portion of the Revolving Credit Facilities, which matures on April 26, 2010, contains $200 million of borrowing capacity and is priced at LIBOR plus 75 basis points.

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Ventas Reports Fourth Quarter Results
February 18, 2010

•
At December 31, 2009, the Company had $8.5 million outstanding under its Revolving Credit Facilities; $988.4 million of undrawn availability; and $107.4 million of cash and short-term cash investments.

•	The Company’s debt to total capitalization at December 31, 2009 was approximately 28 percent. The Company’s net debt to pro forma EBITDA at quarter end was 4.1x.
Investments and Dispositions
•
In December 2009, Ventas completed the acquisition of four Class “A” MOBs, with a total of approximately 316,000 rentable square feet, in two separate transactions.  The MOBs are located on hospital campuses serving the major metropolitan markets of Chicago, Illinois, Denver, Colorado and Westminster, Maryland.  All are on the campus of not-for-profit, highly rated health systems. The Company expects stabilized yields to exceed eight percent.

•	Ventas’s MOB portfolio consists of over 1.7 million square feet. The Company now has existing relationships with eight quality MOB managers, including five of the top 20 MOB developers in the U.S.
Portfolio
•
The 197 skilled nursing facilities and hospitals leased by the Company to Kindred produced EBITDARM (earnings before interest, taxes, depreciation, amortization, rent and management fees) to actual cash rent coverage of 2.1 times for the trailing twelve-month period ended September 30, 2009 (the latest date available).

•	“Same-store” annual cash NOI growth was 3.4 percent in 2009 for the 397 triple-net leased healthcare and seniors housing assets owned by the Company for the full 2008 and 2009 periods.
Verdict Against HCP – Update
•
HCP has appealed the jury verdict against it, including the $101.6 million damage award in favor of Ventas, rendered in the United States District Court for the Western District of Kentucky (the “Court”). HCP seeks to overturn the jury verdict and obtain a new trial, as well as to reinstate its counterclaims (which alleged that Sunrise Senior Living REIT engaged in wrongful conduct and which alleged that such conduct was attributable to Ventas). Those counterclaims had been previously dismissed by the Court.

•
Ventas intends to vigorously contest HCP’s appeal. Ventas also has appealed the Court’s decision not to permit the jury to consider granting Ventas punitive damages, as well as the exclusion of other damages from the jury’s consideration, such as those caused by the delay in closing the acquisition of Sunrise Senior Living REIT due to HCP’s wrongful actions.

•	The matter is now pending before the United States Court of Appeals for the Sixth Circuit. All briefs are due to be filed, and oral argument is expected to be heard, in 2010.

Additional Information
•	Debra A. Cafaro has been elected Chair of NAREIT for the 2009-2010 term.
•
Beginning in 2009, consistent with U.S. generally accepted accounting principles (“GAAP”), Ventas is recognizing additional non-cash interest expense in connection with the Company’s $230 million principal amount of 3 7/8% convertible senior notes due 2011. This non-cash interest expense decreased 2009 FFO per diluted share by approximately $0.01 per share per quarter. As required by GAAP, this additional non-cash interest expense is reflected in the Company’s prior period results, which have been restated for comparability.

•	Supplemental information regarding the Company can be found on the Company’s website under the “For Investors” section or at www.ventasreit.com/investors/supplemental.asp.

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Ventas Reports Fourth Quarter Results
February 18, 2010

VENTAS ISSUES 2010 NORMALIZED FFO AND FAD GUIDANCE
Ventas currently expects its 2010 normalized FFO per diluted share to range between $2.69 and $2.75 per diluted common share and normalized FAD to be between $2.55 and $2.62 per diluted common share. The Company’s normalized FFO and FAD guidance (and related GAAP earnings projections) for all periods assumes that all of the Company’s tenants and borrowers continue to meet all of their obligations to the Company. In addition, the Company’s normalized FFO and FAD guidance excludes (a) gains and losses on the sales of assets, (b) merger-related costs and expenses, deal costs and expenses, and earnout payments, including expenses relating to the Company’s lawsuit against HCP, (c) the impact of any expenses related to asset impairment and valuation allowances, the write-off of unamortized deferred financing fees, or additional costs, expenses, discounts or premiums incurred as a result of early retirement or payment of the Company’s debt, (d) the non-cash effect of income tax benefits or expenses, (e) net proceeds, if any, the Company may receive from its lawsuit against HCP related to the acquisition of Sunrise Senior Living REIT, (f) the impact of future unannounced acquisitions or divestitures (including pursuant to tenant options to purchase) (other than the investment of year-end cash on hand) and capital transactions, and (g) the reversal or incurrence of contingent liabilities.
The Company’s guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.
A reconciliation of the Company’s guidance to the Company’s projected GAAP earnings is attached to this press release. The Company may from time to time update its publicly announced guidance, but it is not obligated to do so.
FOURTH QUARTER CONFERENCE CALL
Ventas will hold a conference call to discuss this earnings release today, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the conference call is (617) 597-5362. The participant passcode is “Ventas.” The conference call is being webcast live by CCBN and can be accessed at the Company’s website at www.ventasreit.com or www.earnings.com. An online replay of the webcast will be available today at approximately 1:00 p.m. Eastern Time and will be archived for one month.
Ventas, Inc., an S&P 500 company, is a leading healthcare real estate investment trust. As of December 31, 2009, Ventas owned 505 seniors housing and healthcare properties located in 43 states and two Canadian provinces. Its diverse portfolio included 244 seniors housing communities, 187 skilled nursing facilities, 40 hospitals, and 34 medical office buildings and other properties. More information about Ventas can be found on its website at www.ventasreit.com.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s or its tenants’, operators’, managers’ or borrowers’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, dispositions, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

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Ventas Reports Fourth Quarter Results
February 18, 2010

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. These factors include without limitation: (a) the ability and willingness of the Company’s tenants, operators, borrowers, managers and other third parties to meet and/or perform their obligations under their respective contractual arrangements with the Company, including, in some cases, their obligations to indemnify, defend and hold harmless the Company from and against various claims, litigation and liabilities; (b) the ability of the Company’s tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness; (c) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (d) the nature and extent of future competition; (e) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (f) increases in the Company’s cost of borrowing as a result of changes in interest rates and other factors; (g) the ability of the Company’s operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients; (h) the results of litigation affecting the Company; (i) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, and the effect of those changes on the Company’s revenues and its ability to access the capital markets or other sources of funds; (j) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (k) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (l) final determination of the Company’s taxable net income for the year ended December 31, 2009 and for the year ending December 31, 2010; (m) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to reposition its properties on the same or better terms in the event such leases expire and are not renewed by the Company’s tenants or in the event the Company exercises its right to replace an existing tenant upon default; (n) risks associated with the Company’s senior living operating portfolio, such as factors causing volatility in the Company’s operating income and earnings generated by its properties, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties; (o) the movement of U.S. and Canadian exchange rates; (p) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and the Company’s earnings; (q) the Company’s ability and the ability of its tenants, operators, borrowers and managers to obtain and maintain adequate liability and other insurance from reputable and financially stable providers; (r) the impact of increased operating costs and uninsured professional liability claims on the liquidity, financial condition and results of operations of the Company’s tenants, operators, borrowers and managers, and the ability of the Company’s tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims; (s) the ability and willingness of the lenders under the Company’s unsecured revolving credit facilities to fund, in whole or in part, borrowing requests made by the Company from time to time; (t) the impact of market or issuer events on the liquidity or value of the Company’s investments in marketable securities; and (u) the impact of any financial, accounting, legal or regulatory issues that may affect the Company or its major tenants, operators or managers. Many of these factors are beyond the control of the Company and its management.
CONSOLIDATED FINANCIAL INFORMATION
On January 1, 2009, the Company adopted Financial Accounting Standards Board (“FASB”) guidance relating to convertible debt instruments that specifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Additionally, on January 1, 2009, the Company adopted FASB guidance that changes the reporting for minority interests, which now must be characterized as noncontrolling interests and classified as a component of consolidated equity. The calculation of income and earnings per share continues to be based on income amounts attributable to the parent and is characterized as net income attributable to common stockholders. As required, all prior period amounts have been restated to reflect the adoption of this new guidance.
•	The consolidated financial statements can be found in the Q4 2009 Supplemental Data on the Company’s website under the “For Investors” section or at www.ventasreit.com/investors/supplemental.asp.

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Ventas Reports Fourth Quarter Results
February 18, 2010

NORMALIZED FFO AND FAD GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2010
The following table illustrates the Company’s normalized FFO and FAD per diluted common share guidance for the year ending December 31, 2010:

	GUIDANCE
	For the Year
	Ending
	December 31, 2010
Net income attributable to common stockholders	1.38	–	1.47
Adjustments:
Depreciation and amortization on real estate assets, depreciation related to noncontrolling interest and gain/loss on sale of real estate assets, net	1.28	–	1.28

FFO	2.66	–	2.75
Adjustments:
Income tax benefit/expense, gain/loss on extinguishment of debt and merger-related expenses and deal costs, net	0.03	–	0.00

Normalized FFO	2.69	–	2.75

Straight-lining of rental income and routine capital expenditures	(0.14)	–	(0.13)

Normalized FAD	$2.55	–	$2.62

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Ventas Reports Fourth Quarter Results
February 18, 2010

Net Debt to Pro Forma EBITDA
The following pro forma information considers the effect on net income, interest and depreciation of the Company’s investments and other capital transactions that were completed during the three months ended December 31, 2009, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization (“EBITDA”), excluding merger-related expenses and deal costs (dollars in thousands):

Pro forma net income for the three months ended December 31, 2009	$53,964
Add back:
Pro forma interest (including discontinued operations)	45,014
Pro forma depreciation and amortization (including discontinued operations)	52,863
Stock-based compensation	2,667
Income tax benefit	(366)
Noncontrolling interest	697
Net gain on real estate disposals	(294)
Other taxes	300
Merger-related expenses and deal costs	1,565

Pro forma EBITDA	$156,410

Pro forma EBITDA annualized	$625,640

As of December 31, 2009:
Debt	$2,670,101
Cash, including cash escrows pertaining to debt	(114,639)

Net debt	$2,555,462

Net debt to pro forma EBITDA	4.1	x

The Company considers EBITDA, excluding merger-related expenses and deal costs, a profitability measure which indicates the Company’s ability to service debt.  The Company considers the net debt to pro forma EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA, excluding merger-related and deal costs, presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere herein.

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Ventas Reports Fourth Quarter Results
February 18, 2010

Non-GAAP Financial Measures Reconciliation
(In thousands, except per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008 *	2009	2008 *

Net income attributable to common stockholders	$54,081	$57,530	$266,495	$222,603
Adjustments:
Depreciation and amortization on real estate assets	51,891	53,809	200,221	230,158
Depreciation on real estate assets related to noncontrolling interest	(1,653)	(1,582)	(6,349)	(6,251)
Discontinued operations:
Gain on sale of real estate assets	(294)	(13,157)	(67,305)	(39,026)
Depreciation and amortization on real estate assets	17	992	347	4,873

FFO	104,042	97,592	393,409	412,357
Merger-related expenses and deal costs	1,565	1,332	13,015	4,460
Income tax benefit	(789)	(2,059)	(3,459)	(17,616)
Loss (gain) on extinguishment of debt	—	(2,858)	6,080	(2,398)
Reversal of contingent liability	—	—	—	(23,328)
Provision for loan losses	—	—	—	5,994

Normalized FFO	104,818	94,007	409,045	379,469

Straight-lining of rental income	(2,918)	(3,437)	(11,879)	(14,652)
Routine capital expenditures	(4,233)	(3,660)	(8,067)	(8,128)

Normalized FAD	$97,667	$86,910	$389,099	$356,689

Per diluted share (1):
Net income attributable to common stockholders	$0.35	$0.40	$1.74	$1.59
Adjustments:
Depreciation and amortization on real estate assets	0.33	0.38	1.31	1.65
Depreciation on real estate assets related to noncontrolling interest	(0.01)	(0.01)	(0.04)	(0.04)
Discontinued operations:
Gain on sale of real estate assets	(0.00)	(0.09)	(0.44)	(0.28)
Depreciation and amortization on real estate assets	0.00	0.01	0.00	0.03

FFO	0.66	0.68	2.58	2.95
Merger-related expenses and deal costs	0.01	0.01	0.09	0.03
Income tax benefit	(0.01)	(0.01)	(0.02)	(0.13)
Loss (gain) on extinguishment of debt	—	(0.02)	0.04	(0.02)
Reversal of contingent liability	—	—	—	(0.17)
Provision for loan losses	—	—	—	0.04

Normalized FFO	0.67	0.66	2.68	2.71

Straight-lining of rental income	(0.02)	(0.02)	(0.08)	(0.10)
Routine capital expenditures	(0.03)	(0.03)	(0.05)	(0.06)

Normalized FAD	$0.62	$0.61	$2.55	$2.55

(1)	Per share amounts may not add due to rounding.

*
Historical financial statements have been restated to reflect the adoption of FASB guidance relating to the accounting of convertible debt instruments and FASB guidance relating to minority interests (now characterized as noncontrolling interests).

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